                                   EXHIBIT 1

                                    SAMARNAN
                             INVESTMENT CORPORATION




                              ANNUAL REPORT TO THE
               SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2002






                        SAMARNAN INVESTMENT CORPORATION
                   P.O. BOX 651 / CLEBURNE, TEXAS 76033-0651

                     (CHESHIER & FULLER, L.L.P. LETTERHEAD)



                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Samarnan Investment Corporation

We have audited the accompanying statement of assets and liabilities of Samarnan Investment Corporation, including the schedule of investments in securities, as of December 31, 2002, and the related statement of operations for the year then ended and changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2002, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Samarnan Investment Corporation as of December 31, 2002, the results of its operations for the year then ended, the changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with U.S. generally accepted accounting principles.

                                   /s/ CHESHIER & FULLER, L.L.P.
                                   -----------------------------
                                   Cheshier & Fuller, L.L.P.

Dallas, Texas
March 7, 2003

                        SAMARNAN INVESTMENT CORPORATION
                      Statement of Assets and Liabilities
                               December 31, 2002


Assets:
     Investments in securities at fair value (identified cost
       $16,528,053)                                              $17,233,695
     Cash                                                             93,257
     Accrued dividends receivable                                     11,824
     Accrued interest receivable                                     145,327
                                                                 -----------
     Total assets                                                 17,484,103
                                                                 -----------

Liabilities:
     Accounts payable                                                 22,557
                                                                 -----------
     Total liabilities                                                22,557
                                                                 -----------
     Net Assets                                                  $17,461,546
                                                                 ===========

Analysis of net assets:
     Capital shares -- authorized 2,000,000 shares of $1 par
       value; outstanding 1,201,768 shares                       $ 1,201,768
     Accumulated distributions of $1,154,071 in excess of
       net realized gains of $171,288                               (982,783)
     Unrealized appreciation of investments                          705,641
     Undistributed net investment income                             730,611
     Retained earnings at April 29, 1978, commencement of
       operations as an investment company                        15,806,309
                                                                 -----------
     Net assets applicable to outstanding capital shares,
       equivalent to $14.53 per share                            $17,461,546
                                                                 ===========

                See accompanying notes to financial statements.

                        SAMARNAN INVESTMENT CORPORATION
                       Statement of Changes in Net Assets
                     Years Ended December 31, 2002 and 2001


                                                      2002          2001
                                                  -----------    -----------
Increase (decrease) in net assets from
  operations:
     Net investment income                        $   575,208    $   584,736
     Net realized gain (loss) from investment
       transactions                                     5,417       (447,277)
     Increase (decrease) in unrealized
       appreciation of investments                   (184,506)      (371,173)
                                                  -----------    -----------
Net increase (decrease) in net assets from
  operations                                          396,119       (233,714)
                                                  -----------    -----------
Dividends and distributions to shareholders:
     Net investment income                           (564,831)      (588,866)
                                                  -----------    -----------
Decrease in net assets from dividends and
  distributions to shareholders                      (564,831)      (588,866)
                                                  -----------    -----------
     Decrease in net assets                          (168,713)      (822,580)

Net assets:
     Beginning of year                             17,630,259     18,452,839
                                                  -----------    -----------
     End of year (including undistributed
       investment income of $730,611 and
       $720,233, respectively)                    $17,461,546    $17,630,259
                                                  ===========    ===========

                See accompanying notes to financial statements.

                        SAMARNAN INVESTMENT CORPORATION
                            Statement of Operations
                          Year Ended December 31, 2002


Investment income:
     Dividends                                                   $  154,048
     Interest                                                       569,084
                                                                 ----------
          Total income                                              723,132
                                                                 ----------

Expenses:
     Investment advisory fee                                         76,934
     Legal and professional fees                                     27,906
     Audit fees                                                      14,000
     Directors fees                                                   7,800
     Custodian expense                                               12,000
     Administrative fees                                              5,050
     Office and printing supplies                                     3,414
     Franchise tax                                                      820
                                                                 ----------
          Total expenses                                            147,924
                                                                 ----------

          Net investment income                                     575,208
                                                                 ----------

Realized and unrealized gain (loss) on investments:
     Realized gain from security transactions - excluding
       short-term securities:
          Proceeds from sales                                     5,518,315
          Cost of securities sold, net of amortization of
            bond premiums                                         5,512,898
                                                                 ----------
          Net realized gain                                           5,417
                                                                 ----------

     Unrealized appreciation (depreciation) of investments:
          Beginning of period                                       890,148
          End of period                                             705,642
                                                                 ----------
          Decrease in unrealized appreciation on investments       (184,506)
                                                                 ----------
               Net realized and unrealized loss on investments     (179,089)
                                                                 ----------

          Increase in net assets from operations                 $  396,119
                                                                 ==========

Total expenses as a percentage of total investment income             20.50%
                                                                 ==========


                See accompanying notes to financial statements.

                        SAMARNAN INVESTMENT CORPORATION
                              Financial Highlights
              For Each of the Years in the Five-Year Period Ended
                               December 31, 2002

                                          2002        2001        2000        1999        1998
                                        ---------   ---------   ---------   ---------   ---------
Per share data
--------------
Investment income                       $     .60   $     .62   $     .71   $     .75   $     .81
Expenses                                     (.12)       (.14)       (.13)       (.10)       (.10)
                                        ---------   ---------   ---------   ---------   ---------
  Net investment income                       .48         .48         .58         .65         .71
Net realized and unrealized gains
  (losses) on investments                    (.15)       (.68)        .54        (.71)        .15
Dividends from net investment income         (.47)       (.49)       (.58)       (.67)       (.71)
Distributions from net realized
  long-term gains on securities                --          --          --          --          --
                                        ---------   ---------   ---------   ---------   ---------
Net increase (decrease) in net asset
  value                                      (.14)       (.69)        .54        (.73)        .15
Net asset value:
  Beginning of period                       14.67       15.36       14.82       15.55       15.40
                                        ---------   ---------   ---------   ---------   ---------
  End of period                         $   14.53   $   14.67   $   15.36   $   14.82   $   15.55
                                        =========   =========   =========   =========   =========
Total return                                 2.25%      (1.32)%      7.56%       (.39)%      5.58%

Ratios
------
Net assets, end of period (000)         $  17,462   $  17,630   $  18,453   $  17,808   $  18,684
Expenses to average net assets                .83         .93         .87         .70         .66
Investment income from operations to
  average net assets                         4.08        4.22        4.71        5.03        5.22
Portfolio turnover                          32.00       47.00       54.00       34.00       29.00
                                        =========   =========   =========   =========   =========
Average shares outstanding              1,201,768   1,201,768   1,201,768   1,201,768   1,201,768
                                        =========   =========   =========   =========   =========

                See accompanying notes to financial statements.

                        SAMARNAN INVESTMENT CORPORATION
                     Schedule of Investments in Securities
                               December 31, 2002


                                                    Principal
                                                     Amount              Fair
                                                    or Shares           Value
                                                    ---------          --------
Common Stocks - 28.50%
Basic materials - .70%
   ALCOA, Inc.                                        5,000            $113,900
Capital goods - .90%
   Rockwell Collins, Inc.                             6,600             153,516
Chemicals - .70%
   Du Pont                                            2,800             118,720
Consumer discretionary - 1.50%
   Disney Co. Holding                                 6,200             101,122
   Proctor & Gamble Co.                               1,000              85,940
   Sears Roebuck & Co.                                2,900              69,455
Construction Services - .70%
   Lennar Corp.                                       2,300             118,680
Consumer Staples - 1.80%
   Conagra, Inc.                                      5,700             142,557
   Dean Foods Co.                                     4,400             163,240
Exploration & Drilling - 3.50%
   Apache Corp.                                       2,860             162,992
   Noble Corp.                                        3,800             133,570
   XTO Energy Corp.                                   7,400             182,780
   Nabors Industries Ltd                              3,400             119,918
Financial Services - 6.50%
   Bank One Corp.                                     3,000             109,650
   American Express                                   3,500             123,725
   Citigroup, Inc.                                    3,199             112,573
   M&T Bank                                           1,500             119,025
   Doral Financial Corp.                              6,150             175,890
   Prudential Financial                               4,000             126,960
   First Tennessee Natl. Corp.                        3,300             118,602
   Federal National Mtg Assoc                         1,700             109,361
   Hartford Financial Svs.                            2,800             127,204
Healthcare - .70%
   Bard CR Inc.                                       2,200             127,600

                See accompanying notes to financial statements.

                        SAMARNAN INVESTMENT CORPORATION
                     Schedule of Investments in Securities
                               December 31, 2002

                                                      Principal
                                                       Amount           Fair
                                                     or Shares         Value
                                                     ----------     -----------

Pharmaceuticals - 1.20%
 King Pharmaceuticals                                   7,600         130,644
 Pfizer, Inc.                                           2,900          88,653

Insurance - 1.30%
 Reinsurance Group American, Inc.                       4,200         113,736
 Unitrin, Inc.                                          3,900         113,958

Oil/Domestic - 1.40%
 Exxon Mobil Corp.                                      3.500         122,290
 Kerr McGee Corp.                                       2,700         119,610

Technology - 3.20%
 Apple Computer                                         6,400          91,712
 General Electric                                       4,500         109,575
 IBM                                                    1,400         108,500
 United Technologies Corp.                              1,900         117,686
 Hewlett-Packard Co.                                    7,465         129,592

Transportation & Services - .70%
 General Motors                                         3,400         125,324

Utilities - 2.60%
 Bellsouth, Inc.                                        4,300         111,241
 Progress Energy, Inc.                                  2,806         121,640
 Verizon Communications                                 3,000         116,250
 Hawaiian Elec. Ind.                                    2,100          92,358

Mutual Fund - 1.10%
 Brazos Microcap                                       16.024         189,404
                                                                    ---------
  Total common stocks (cost $5,038,042)                             4,919,153
                                                                    =========

Other Equity Interests -- 7.0%
REITS - 7.0%
 Apartment Invest. & Mgmt.                              2,900         108,692
 Archstone Smith Tr.                                    4,700         110,638
 Boston Properties                                      2,900         106,894
 Equity Office Properties                               4,400         109,912
 Equity Residential Properties                          4,700         115,526
 Health Care Property                                   3,200         122,560
 Kimco Realty                                           2,600         116,432
 Prologis TR                                            5,900         148,385
 Simon Property Group                                   4,400         149,908


                See accompanying notes to financial statements.

                        SAMARNAN INVESTMENT CORPORATION
                     Schedule of Investments in Securities
                               December 31, 2002

                                                              Principal
                                                               Amount       Fair
                                                              or Shares     Value
                                                              ---------   ----------
  Vornado Realty                                                 3,000      111,600
                                                                          ---------
          Total other equity interests (cost $1,091,502)                  1,200,547
                                                                          ---------
Municipal Bonds -- 64.50%
ALABAMA - 3.20%
  Alabama CLG & Univ. Tuskegee
     5.500%, due 09/01/07                                      500,000    $ 554,100
ALASKA - 2.50%
  Alaska State Housing Finance Corp.
     5.90%, due 12/01/04                                       400,000      423,880
CALIFORNIA - 0.90%
  Upland California Community
     4.650%, due 12/01/03                                      150,000      151,303
COLORADO - 3.00%
  Colorado Ed. & Cultural
     5.250%, due 04/01/11                                      140,000      147,073
  Colorado Ed. & Cultural
     5.750%, due 06/01/16                                       98,530      101,207
  Colorado Ed. & Cultural
     6.875%, due 12/15/20                                      250,000      269,933
FLORIDA - 10.00%
  North Miami Health Fac. Rev. Catholic
     5.300%, due 08/15/06                                      200,000      222,478
  North Miami Health Fac. Rev. Catholic
     5.400%, due 08/15/07                                      375,000      421,485
  Volusia City Health Fac.
     6.000%, due 06/01/12                                      600,000      644,700
  Florida Housing Fin. Corp.
     6.000%, due 10/01/19                                      430,000      442,010
GEORGIA - 3.50%
  Summerville, GA
     4.50%, due 01/01/05                                       250,000      256,740
  Summerville, GA Pub
     5.000%, due 01/01/11                                       75,000       79,568
  Fairburn Combined Utilities
     5.375%, due 10/01/13                                      250,000      268,482

                See accompanying notes to financial statements.

                        SAMARNAN INVESTMENT CORPORATION
                     Schedule of Investments in Securities
                               December 31, 2002

                                                              Principal
                                                               Amount      Fair
                                                              or Shares    Value
                                                              ---------   -------
ILLINOIS - 10.40%
  Chicago, IL Waste Water Rev.
     5.400%, due 01/01/06                                      500,000    549,190
  Illinois Health Fac. Auth.
     6.000%, due 02/15/11                                      500,000    534,510
  Illinois Health Fac.
     5.120%, due 12/01/15                                      250,000    251,770
  Illinois Dev Fin Auth
     5.700% due 07/01/12                                       190,000    198,303
  Maywood, IL G.O.
     5.500% due 01/01/16                                       250,000    264,898
INDIANA - .90%
  Indiana St. Edl Fac
     5.400% due 10/01/13                                       150,000    157,212
KENTUCKY - 1.40%
  Kentucky Infrastructure
     5.000% due 08/01/09                                       210,000    233,165
LOUISIANA - 4.20%
  Louisiana Housing Fin. Agency
     6.000%, due 09/01/15                                      670,000    726,287
MINNESOTA - 4.20%
  Goodhue Cnty MN EDA Lease
     5.600%, due 02/01/09                                      285,000    303,893
  Harmony, MN MFHR-Zedakah
     5.700%, due 03/01/11                                      140,000    143,500
  Golden Valley, MN Rev.
     5.500%, due 12/01/25                                      300,000    281,040
MISSOURI - 1.30%
  Missouri State Health
     5.500%, due 02/01/09                                      200,000    218,004
NEVADA - 5.10%
  Clark County, NV Sch. Dist. A
     5.500%, due 06/15/07                                      800,000    885,368
NEW HAMPSHIRE - 1.80%
  New Hampshire Higher Ed.
     5.375% due 01/01/15                                       275,000    307,043

                See accompanying notes to financial statements.

                        SAMARNAN INVESTMENT CORPORATION
                     Schedule of Investments in Securities
                               December 31, 2002


                                                     Principal
                                                      Amount           Fair
                                                     or Shares         Value
                                                     ---------      -----------
OHIO - 1.30%
   Lucus County
      4.10% due 03/01/05                              100,000           102,750
   Mahoning, OH Healthcare
      4.00% due 03/31/05                              125,000           128,125
PENNSYLVANIA - 4.60%
   Montgomery County PA IDA
      5.625%, due 11/15/12                            500,000           523,990
   Latrobe IDA St. Vincent
      5.375%, due 05/01/13                            250,000           268,425
SOUTH DAKOTA - 1.00%
   South Dakota H&E
      4.500% due 04/01/02                             175,000           171,785
TEXAS - 1.30%
   Bexar Cnty, TX Hsg. Fin. Corp.
      5.625%, due 12/01/11                            210,000           217,192
WISCONSIN - 3.90%
   Wisconsin Health & Ed. Sinai
      5.500%, due 08/15/08                            600,000           665,586
                                                                    -----------
      Total Municipal Bonds (cost $10,398,509)                       11,113,995
                                                                    -----------
      Total - 100% (cost $16,528,053)                               $17,233,695
                                                                    ===========


                See accompanying notes to financial statements.

                        SAMARNAN INVESTMENT CORPORATION
                         Notes to Financial Statements
                               December 31, 2002

(1)  Summary of Significant Accounting Policies

     The Company is registered under the Investment Company Act of 1940 as a diversified, closed-end, management investment company. The fund seeks tax free income and preservation of capital through a diversified portfolio of bonds and equity securities. The significant accounting policies followed by the Company are summarized as follows:

     (a)  Securities

          Investments in securities are carried at fair value. Security transactions are accounted for on the trade date. The cost of securities sold is based on identifying specific issues delivered against each sale. Dividend income is recognized on the ex-dividend date, and interest income is recognized on an accrual basis.

          Fixed-income securities are valued at prices obtained from a pricing service, when such prices are available; however, in circumstances where the investment adviser deems it appropriate to do so, such securities will be valued at the mean quoted bid and asked prices or at prices for securities of comparable maturity, quality and type.

          Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price. Restricted securities and other securities for which quotations are not readily available are valued at fair value as determined by the board of directors.

     (b)  Dividends and Distributions

          Dividends and distributions to shareholders are recorded on the ex-dividend date.

     (c)  Bond Premiums and Discounts

          Bond premiums are amortized to the maturity date of the bond on a straight-line basis. Bond discounts are not amortized; these are included as realized gains when the bond is sold or matures. The amortization for any one year is not material.

     (d)  Accounting Estimates

          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

                        SAMARNAN INVESTMENT CORPORATION
                         Notes to Financial Statements
                               December 31, 2002

(2)      Investment Advisory Contract

         The Company has contracted with Voyageur Asset Management, Inc., a wholly-owned subsidiary of Dain Rauscher Corporation, to provide investment advisory services. Under this contract, the Company is furnished investment, clerical and statistical services regarding its investments in debt securities. The fee for these investment advisory services is based on .27% of the value of the assets in the debt portfolio and is paid on a quarterly basis in arrears.

         Effective April 1, 1999 the Company contracted with Westwood Management Corp. to provide investment advisory services. Under this contract, the Company is furnished investment, supervisory and clerical services regarding its investment in equity securities. The fee for these investment advisory services is based on 0.75% of the value of the assets in the equity portfolio and is paid on a quarterly basis in arrears.

(3)      Federal Income Taxes

         No provision has been made for Federal income taxes since it is the plan of the Company to distribute substantially all of its investment income, including the net realized gains on investments, and to qualify as a "regulated investment company" under the applicable sections of the Internal Revenue Code.

(4)      Securities Transactions

         In 2002, cost of purchases and proceeds from sales or maturities of securities, other than short-term securities, amounted to $5,512,716 and $5,518,315, respectively.

         There were no differences between the cost bases of securities for Federal income tax and financial statement purposes. The aggregate unrealized appreciation and depreciation for all securities as of December 31, 2002 were $1,190,758 and $485,116, respectively.

(5)      Dividends and Distributions to Shareholders

         Cash dividends paid during the years ended December 31, 2002 and 2001 amount to $.47 and $.49 per share, respectively.

         Cash dividends of $.13 per share from the balance of undistributed net investment income were declared by the Company's Board of Directors on January 23, 2003, payable to shareholders of record February 3, 2003.

(6)      Concentrations of Credit Risk

         At various other times during the year, the Company had cash balances in excess of federally insured limits of $100,000.

                        SAMARNAN INVESTMENT CORPORATION
         P.O. BOX 651 / CLEBURNE, TEXAS 76033-0651/ TELE: 817.645-2108
    FAX: 817.641-7884 / EMAIL: samarnan@aol.com / INTERNET: www.samarnan.com
                                                            (UNDER CONSTRUCTION)


BOARD OF DIRECTORS                                     LEGAL COUNSEL
     Nancy Walls Devaney                                    Richard S. Whitesell, Jr.
     Joe Monteleone                                         4211 Arcady Avenue
     Martha Walls Murdock                                   Dallas, Texas 75205
     Steve Sikes
     Roland Walden                                     INDEPENDENT AUDITORS
     Sam Walls                                              Cheshier & Fuller, L.L.P.
     Tommy Yater                                            14175 Proton Road
                                                            Dallas, Texas 75244
OFFICERS
     Sam Walls, President                              INVESTMENT ADVISORS
     Nancy Devaney, Vice President                          Voyageur Asset Management Inc.
     Jerry Wheatley, Secretary/Treasurer                    Suite 4300
                                                            90 South Seventh Street,
CUSTODIAN                                                   Minneapolis, Minnesota 55402
     Westwood Trust
     300 Crescent Court, Suite 1300                         Westwood Management Corp.
     Dallas, Texas 75201                                    300 Crescent Court, Suite 1300
                                                            Dallas, Texas 75201
Registered shareholders (shares held in your
name) with questions regarding your account            REGISTRAR AND TRANSFER AGENT
such as change of name or address or lost                   Securities Transfer Corporation
certificates should contact our transfer agent              2591 Dallas Parkway, Suite 102
as shown at the right.                                      Frisco, TX 75034
                                                            Telephone: 469.633-0101
                                                            Fax: 469.633-0088
                                                            http//www.stctransfer.com


ANNUAL MEETING

The Annual Meeting of Shareholders of Samarnan Investment Corporation will be held April 24, 2003, at 11:00 AM, in the Palermo Room of the Holiday Inn Fort Worth South Conference Center, 100 Alta Mesa East Boulevard (Alta Mesa at Interstate 35W South), Fort Worth, Texas.

------------------------------

SAMARNAN INVESTMENT CORPORATION is registered under the Investment Company Act of 1940 as a diversified, closed-end investment management company.